Exhibit 99-1

GOLDFIELD ANNOUNCES 2019 SECOND-QUARTER EARNINGS

Company Achieves Six Month Record Revenues

MELBOURNE, Florida, August 7, 2019 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced its financial results for the three and six months ended June 30, 2019. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc., Southeast Power Corporation and Precision Foundations, Inc., Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, and Texas-Southwest regions of the United States. To a lesser extent, Goldfield is also engaged in real estate operations focused on the development of residential properties on the east coast of Central Florida.

President and Chief Executive Officer John H. Sottile said, “We continue to achieve strong revenue growth in our electrical construction business. However, our bottom line has been negatively impacted by adverse weather conditions and unanticipated production issues encountered on some projects which have led to costly and less efficient use of manpower and equipment. Recently, we have secured additional new projects that are expected to have a positive impact on revenue in our Texas-Southwest operations during the second half of 2019. The increased revenue is expected to reduce non-productive crew expenses and the under absorption of fixed costs.”

SIX MONTHS ENDED JUNE 30, 2019

For the six months ended June 30, 2019, compared to the same period in 2018:

•	Consolidated revenue increased 27.7% to $91.9 million from $71.9 million, attributable to increased electrical construction operations and real estate development operations.
•

Electrical construction revenue increased 14.6% to $80.6 million from $70.3 million primarily due to continued growth in non-master service agreements (“MSA”) and to a lesser extent MSA customer project activity combined with service line expansion.

•	Real estate development revenue increased to $11.3 million from $1.6 million mainly due to the increase in the number of units sold and the timing of completion of units available for sale.

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Gross margin on electrical construction declined to 14.6% from 20.3%, attributable to project losses in our Texas-Southwest operations resulting from weather and project productivity issues, as well as start-up costs related to the substation service line expansion in the Texas-Southwest region. Also contributing to the decrease in gross margin were non-productive crew expenses, which resulted in an under absorption of our fixed costs in our Texas-Southwest region.

•	Gross margin on real estate development decreased to 26.1% from 37.8% primarily due to the amount and type of units sold.
•

Operating income decreased to $4.6 million from $6.8 million, mainly due to lower margins on electrical construction projects, an increase in depreciation expense and higher selling, general and administrative expenses, partially offset by higher real estate development activity.

•	Net income decreased to $2.6 million, or $0.11 per share, compared to $4.6 million, or $0.18 per share.
•

EBITDA (a non-GAAP measure)(1) was $10.0 million compared to $10.8 million. This decrease was primarily due to the decrease in electrical construction margins and the increase in selling, general and administrative expenses, partially offset by the increase in real estate development segment operations.

THREE MONTHS ENDED JUNE 30, 2019

For the three months ended June 30, 2019, compared to the same period in 2018:

•	Consolidated revenue increased 18.3% to $44.4 million from $37.5 million, attributable to increased revenue in both real estate development and electrical construction operations.
•	Electrical construction revenue increased 8.3% to $39.2 million from $36.2 million primarily due to service line expansion and continued growth in both non-MSA and MSA customer project activity.
•	Real estate development revenue increased to $5.2 million from $1.3 million mainly due to the increase in the number of units sold and the timing of completion of units available for sale.
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Gross margin on electrical construction declined to 14.5% from 19.1%, attributable to non-productive crew expenses, resulting in an under absorption of our fixed costs in our Texas-Southwest operations.

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This decrease was partially offset by margin improvement in our Southeast operations and expansion efforts in the mid-Atlantic operations.
•	Gross margin on real estate development decreased to 20.0% from 39.5% primarily due to the amount and type of units sold.
•

Operating income decreased to $1.6 million from $3.4 million, mainly due to lower margins on electrical construction projects, an increase in depreciation expense and higher selling, general and administrative expenses, partially offset by higher real estate development activity.

•	Net income decreased to $0.8 million, or $0.03 per share, compared to $2.2 million, or $0.08 per share.
•

EBITDA (a non-GAAP measure)(1) was $4.5 million compared to $5.4 million. This decrease was primarily due to the decrease in electrical construction margins and the increase in selling, general and administrative expenses, partially offset by the increase in real estate development segment operations.

Backlog (a non-GAAP measure)(1)

At June 30, 2019, total backlog increased $53.4 million, or 36.5%, to $199.5 million from $146.1 million at the same date last year, primarily due to the increase in estimated MSA projects, which includes the addition of four new MSA customers, partially offset by existing MSA backlog run-off and adjustments to existing MSA backlog estimates. Total backlog includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts.

The Company’s 12-month electrical construction backlog increased $21.1 million, or 24.7%, to $106.7 million from $85.5 million at the same date last year, mainly due to the increase in MSA project activity partially offset by adjustments to existing MSA backlog estimates. The impact of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.

Subsequent to June 30, 2019, we were awarded a new MSA from an existing customer. We estimate approximately $20.0 million in additional estimated MSA backlog from this MSA, of which $4.0 million is estimated to be completed over the next 12 months.

Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.

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Conference Call

The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on Thursday, August 8, 2019. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/31174/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months.

About Goldfield

Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. For additional information on our second quarter 2019 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measures used in this earnings release are more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measures to the reported GAAP measures. The EBITDA non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. EBITDA should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, the presentations of EBITDA and Backlog may not be comparable to other similarly-titled measures of other companies.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:

The Goldfield Corporation

Robert Winters or Josh Littman

Phone: (312) 445-2870

Email: gv@alpha-ir.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Electrical construction	$39,204,368	$36,195,767	$80,591,687	$70,327,686
Real estate development	5,175,851	1,311,477	11,268,788	1,618,254
Total revenue	44,380,219	37,507,244	91,860,475	71,945,940
Costs and expenses
Electrical construction	33,516,400	29,287,017	68,808,411	56,069,877
Real estate development	4,139,420	793,348	8,329,075	1,007,105
Selling, general and administrative	2,342,561	2,112,110	4,870,883	4,228,523
Depreciation and amortization	2,738,483	2,002,233	5,319,562	3,889,742
Gain on sale of property and equipment	(6,216)	(51,826)	(32,067)	(65,217)
Total costs and expenses	42,730,648	34,142,882	87,295,864	65,130,030
Total operating income	1,649,571	3,364,362	4,564,611	6,815,910
Other income (expense), net
Interest income	31,218	10,053	42,770	16,841
Interest expense, net of amount capitalized	(411,562)	(207,684)	(763,553)	(397,300)
Other income, net	32,252	22,274	64,536	37,367
Total other expense, net	(348,092)	(175,357)	(656,247)	(343,092)
Income before income taxes	1,301,479	3,189,005	3,908,364	6,472,818
Income tax provision	482,357	1,037,512	1,309,621	1,915,651
Net income	$819,122	$2,151,493	$2,598,743	$4,557,167
Net income per share of common stock — basic and diluted	$0.03	$0.08	$0.11	$0.18
Weighted average shares outstanding — basic and diluted	24,522,534	25,451,354	24,524,339	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$15,473,938	$11,376,373
Accounts receivable and accrued billings, net	22,479,886	22,236,071
Costs and estimated earnings in excess of billings on uncompleted contracts	15,270,062	12,030,000
Income taxes receivable	1,454,638	1,220,527
Residential properties under construction	573,236	8,244,995
Real estate inventory	1,026,968	—
Prepaid expenses	1,487,549	634,069
Other current assets	634,961	1,835,743
Total current assets	58,401,238	57,577,778
Property, buildings and equipment, at cost, net	55,683,924	48,927,055
Deferred charges and other assets	12,297,689	6,043,642
Total assets	$126,382,851	$112,548,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$13,503,637	$15,999,157
Current portion of notes payable, net	7,458,207	7,161,890
Accrued remediation costs	69,686	60,101
Other current liabilities	4,013,100	1,278,857
Total current liabilities	25,044,630	24,500,005
Deferred income taxes	7,199,743	6,061,042
Accrued remediation costs, less current portion	411,856	436,982
Notes payable, less current portion, net	28,303,522	21,731,024
Other accrued liabilities	3,380,210	213,990
Total liabilities	64,339,961	52,943,043
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	44,219,934	41,621,191
Common stock in treasury, at cost	(3,440,104)	(3,278,819)
Total stockholders’ equity	62,042,890	59,605,432
Total liabilities and stockholders’ equity	$126,382,851	$112,548,475

The Goldfield Corporation and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA

EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EBITDA	2019	2018	2019	2018
Net income (GAAP as reported)	$819,122	$2,151,493	$2,598,743	$4,557,167
Interest expense, net of amount capitalized	411,562	207,684	763,553	397,300
Provision for income taxes, net (1)	482,357	1,037,512	1,309,621	1,915,651
Depreciation and amortization (2)	2,738,483	2,002,233	5,319,562	3,889,742
EBITDA	$4,451,524	$5,398,922	$9,991,479	$10,759,860
(1)	Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2)	Depreciation and amortization include depreciation on property, plant and equipment and amortization of finite-lived intangible assets.

Backlog

The following table presents a reconciliation of our total backlog as of June 30, 2019 to our remaining unsatisfied performance obligation as defined under U.S. GAAP:

June 30, 2019
Total backlog	$199,492,280
Estimated MSAs	(146,211,174)
Estimated firm (1)	(1,566,313)
Total unsatisfied performance obligation	$51,714,793
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(1) Represents estimated backlog contract value as of June 30, 2019, on projects awarded.